UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     January 1, 2013

     TIDEWATER FUTURES FUND L.P.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-52604 (Commission File Number)	13-3811113 (IRS Employer Identification No.)

c/o Ceres Managed Futures LLC
522 Fifth Avenue - 14th Floor
New York, New York 10036
(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:                                                                                                 (855) 672-4468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Ceres Managed Futures LLC, the general partner of the registrant, (the “General Partner”) and the registrant entered into a management agreement dated January 1, 2013 (the “Management Agreement”), with Rabar Market Research, Inc. (the “Advisor”), an Illinois corporation, pursuant to which the Advisor shall manage the registrant’s assets allocated to it.

Pursuant to the Management Agreement, the registrant will pay the Advisor a monthly management fee equal to 1/12 of 2% (2% per year) of the month end net assets of the registrant allocated to the Advisor.  The Advisor will also receive a quarterly incentive fee equal to 20% of new trading profits (as defined in the Management Agreement) earned by the Advisor in each calendar quarter.

The Management Agreement expires on June 30th of each year, beginning in 2013, and may be renewed by the General Partner, in its sole discretion, for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period.

The Management Agreement is filed herewith as Exhibit 10.1.

Item 1.02.  Termination of a Material Definitive Agreement.

Effective December 31, 2012, the General Partner and the registrant terminated the amended and restated management agreement dated September 15, 2010 (the “Chesapeake Management Agreement”), with Chesapeake Capital Corporation, an Illinois corporation (“Chesapeake”), pursuant to which Chesapeake managed the registrant’s assets allocated to it.  The General Partner terminated the Chesapeake Management Agreement because the General Partner believes it’s in the best interest of the registrant.  Chesapeake served as the sole advisor to the registrant since the registrant’s inception.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Management Agreement dated January 1, 2013 by and among the registrant, Ceres Managed Futures LLC and Rabar Market Research, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER FUTURES FUND L.P.

By: Ceres Managed Futures LLC, General Partner

By
Walter Davis
      President and Director

Date:  January 7, 2013